UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 205491

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

WalkMe Ltd.

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

M97628107

(CUSIP Number)

12/31/2023

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Scale Venture Management IV, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 9,429,021 (See Item 4 herein)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 9,429,021 (See Item 4 herein)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,429,021 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 10.38% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Scale Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 11,302 (See Item 4 herein)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 11,302 (See Item 4 herein)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,302 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.01% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Rory O’Driscoll
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization US

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 20,718 (See Item 4 herein)
	6.	Shared Voting Power 9,440,323 (See Item 4 herein)
	7.	Sole Dispositive Power 20,718 (See Item 4 herein)
	8.	Shared Dispositive Power 9,440,323 (See Item 4 herein)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,461,041 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 10.41% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Stacey Bishop
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization US

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,440,323 (See Item 4 herein)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,440,323 (See Item 4 herein)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,440,323 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 10.39% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Andrew Vitus
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization US

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,440,323 (See Item 4 herein)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,440,323 (See Item 4 herein)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,440,323 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 10.39% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Ariel Tseitlin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization US

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,302 (See Item 4 herein)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,302 (See Item 4 herein)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,302 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.01% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M97628107

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Alexander Niehenke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization US

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,302 (See Item 4 herein)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,302 (See Item 4 herein)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,302 (See Item 4 herein)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.01% (See Item 4 herein)
12.	Type of Reporting Person (See Instructions) IN

Item 1.

(a)	Name of Issuer

WalkMe Ltd.

(b)	Address of Issuer’s Principal Executive Offices

1 Walter Moses Street

Tel Aviv, 6789903, Israel

Item 2.

(a)	Name of Person Filing

Scale Venture Management IV, LLC; Scale Management, LLC; Rory O’Driscoll; Stacey Bishop; Andrew Vitus; Ariel Tseitlin and Alexander Niehenke

(b)	Address of Principal Business Office or, if none, Residence

Scale Venture Management IV, LLC: 950 Tower Lane, Suite 1150, Foster City, CA 94404

Scale Management, LLC: 950 Tower Lane, Suite 1150, Foster City, CA 94404

Rory O’Driscoll:	950 Tower Lane, Suite 1150, Foster City, CA 94404
Stacey Bishop:	950 Tower Lane, Suite 1150, Foster City, CA 94404
Andrew Vitus:	950 Tower Lane, Suite 1150, Foster City, CA 94404
Ariel Tseitlin:	950 Tower Lane, Suite 1150, Foster City, CA 94404
Alexander Niehenke:	950 Tower Lane, Suite 1150, Foster City, CA 94404

(c)	Citizenship

Scale Venture Management IV, LLC is organized in Delaware and and Scale Management, LLC are organized in California. Each of Rory O’Driscoll, Stacey Bishop, Andrew Vitus, Ariel Tseitlin and Alexander Niehenke are US citizens.

(d)	Title of Class of Securities

Ordinary Shares

(e)	CUSIP Number

M97628107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:
Scale Venture Management IV, LLC	9,429,021 (1)
Scale Management, LLC	11,302(2)
Rory O’Driscoll	9,461,041 (1)(2)
Stacey Bishop	9,440,323 (1)(2)
Andrew Vitus	9,440,323 (1)(2)
Ariel Tseitlin	11,302(2)
Alexander Niehenke	11,302(2)

(b) Percent of Class:
Scale Venture Management IV, LLC	10.38% (3)
Scale Management, LLC	0.01% (3)
Rory O’Driscoll	10.41% (3)
Stacey Bishop	10.39% (3)
Andrew Vitus	10.39% (3)
Ariel Tseitlin	0.01% (3)
Alexander Niehenke	0.01% (3)

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:

Scale Venture Management IV, LLC	9,429,021(1)
Scale Management, LLC	11,302(2)
Rory O’Driscoll	20,718
Stacey Bishop	0
Andrew Vitus	0
Ariel Tseitlin	0
Alexander Niehenke	0

(ii) Shared power to vote or to direct the vote:

Scale Venture Management IV, LLC	0
Scale Management, LLC	0
Rory O’Driscoll	9,440,323 (1)(2)
Stacey Bishop	9,440,323 (1)(2)
Andrew Vitus	9,440,323 (1)(2)
Ariel Tseitlin	11,302(2)
Alexander Niehenke	11,302(2)

(iii) Sole power to dispose or to direct the disposition of:

Scale Venture Management IV, LLC	9,429,021(1)
Scale Management, LLC	11,302(2)
Rory O’Driscoll	20,718
Stacey Bishop	0
Andrew Vitus	0
Ariel Tseitlin	0
Alexander Niehenke	0

(iv) Shared power to dispose or to direct the disposition of:

Scale Venture Management IV, LLC	0
Scale Management, LLC	0
Rory O’Driscoll	9,440,323 (1)(2)
Stacey Bishop	9,440,323 (1)(2)
Andrew Vitus	9,440,323 (1)(2)
Ariel Tseitlin	11,302(2)
Alexander Niehenke	11,302(2)

(1)

Includes 9,429,021 Ordinary Shares held on December 31, 2023 by Scale Venture Partners IV, LP (“SVP IV”). Scale Venture Management IV, LLC (“SVM IV”) is the general partner of Scale Venture Management IV, LP (“SVM LP”), the general partner of SVP IV. SVM IV is the ultimate general partner of SVP IV and has sole voting and dispositive power with respect to the shares held by SVP IV. The reporting person is a manager of SVM IV and shares voting and dispositive power over the shares held by SVP IV with the other managers of SVM IV. The reporting person disclaims beneficial ownership with respect to all of these shares except to the extent of her pecuniary interests therein.

(2)	Includes 11,302 Ordinary Shares held on December 31, 2023 by Scale Management, LLC.
(3)	Based on 90,864,662 Ordinary Shares outstanding on December 31, 2023 as reported by the Issuer.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not applicable

[SIGNATURE]

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2024

SCALE VENTURE MANAGEMENT IV, LLC		SCALE MANAGEMENT, LLC

By:	/s/ Rory O’Driscoll	By:	/s/ Rory O’Driscoll
	Name: Rory O’Driscoll		Name: Rory O’Driscoll
	Title: Manager		Title: Managing Member

By:	/s/ Rory O’Driscoll	By:	/s/ Andrew Vitus
	Name: Rory O’Driscoll		Name: Andrew Vitus

By:	/s/ Ariel Tseitlin	By:	/s/ Stacey Bishop
	Name: Ariel Tseitlin		Name: Stacey Bishop

By:	/s/ Alexander Niehenke
Name: Alexander Niehenke

EXHIBITS

A:	Joint Filing Agreement